                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                        THE REYNOLDS AND REYNOLDS COMPANY
             (Exact name of registrant as specified in its charter)



         OHIO                                       31-0421120
(State of Incorporation)                            (IRS Employee
                                                    Identification Number)


                   115 SOUTH LUDLOW STREET, DAYTON OHIO 45402
                    (Address of principal executive offices)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.   [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.   [ ]

     Securities Act registration statement file number to which this form relates: (If applicable).

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                         Name of each exchange on which
     to be so registered                         each class is to be registered
     -------------------                         ------------------------------

     Class A Common Shares, no par value         New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE.

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
-------           -------------------------------------------------------

     There hereby are registered Class A Common Shares, no par value, ("Class A Common Shares"), of The Reynolds and Reynolds Company, hereinafter referred to as the "Registrant" or the "Company." The Registrant has an authorized capitalization of 240,000,000 Class A Common Shares, of which there were 92,274,747 Shares issued and outstanding (including 14,517,814 treasury shares) as of September 30, 1998. All of the issued and outstanding shares are fully paid and nonassessable.

     Each holder of Class A Common Shares and Class B Common Shares is entitled to one vote per share held of record. All Shares vote as a single class except that, as required by law, shareholders vote separately by classes in the case of certain proposed amendments to the Amended Articles of Incorporation or other corporate actions having comparable significance. Ohio law provides for cumulative voting with respect to the election of directors in the event that a shareholder requests cumulative voting by written notice not less than forty-eight (48) hours prior to the time fixed for the meeting at which directors are to be elected.

     The holders of Class A Common Shares and Class B Common Shares are entitled to receive dividends when and as declared by the Board of Directors. No dividend may be declared or paid on either class unless a dividend shall be simultaneously declared and paid on both classes. Any dividend declared and paid on Class A Common Shares shall be in a per share amount equal to twenty (20) times the dividend simultaneously declared and paid on the Class B Common Shares.

     In the event of the liquidation of the Company, any distribution made with respect to the Class A Common Shares shall be in a per share amount equal to twenty (20) times the distribution made with respect to each Class B Common Share.

     Each Class B Common Share, may, at the option of the holder thereof, be converted into 1/20th of a Class A Common Share. Class B Common Shares surrendered for conversion are canceled and may not be reissued. All outstanding Class B Common Shares are subject to an agreement under which they may not, unless previously converted into Class A Common Shares, be transferred to anyone except the wife, children and grandchildren of Richard H. Grant, Jr. All outstanding Class B Common Shares are beneficially held by Richard H. Grant, III, a Director of the Company. In the aggregate, Mr. Grant, III beneficially holds Class A Common Shares and Class B Common Shares representing approximately 20% of the voting power of the Company's outstanding capital stock as of September 30, 1998. Neither class of the Company's capital stock has preemptive rights.

ITEM 2.           EXHIBITS
-------           --------

     The following exhibits are filed as a part of this amended registration statement:

(1) Amended Articles of Incorporation, Restatement effective February 9, 1995; incorporated by reference to Exhibit A of the Company's definitive proxy statement dated January 5, 1995 filed with the Securities and Exchange Commission.

(2) Amendment to the Company's Amended and Restated Articles of Incorporation effective April 25, 1997 and filed herein as
              Exhibit 2.

(3) Shareholder Rights Plan incorporated by reference to Exhibit I to the Company's Form 8-A (File No. 1-10147) which was adopted on May 6, 1991 and filed with the Securities and Exchange Commission on May 8, 1991.

                                   SIGNATURES

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      THE REYNOLDS AND REYNOLDS COMPANY


                                          /s/ David R. Holmes
                                      ------------------------------------------
                                      David R. Holmes, Chairman of the Board,
                                      President and Chief Executive Officer.



Dated: October 19, 1998